Exhibit 8.4

October 1, 2013

Crimson Exploration Inc.

717 Texas Ave., Suite 2900

Houston, Texas 77002

Re:	Agreement and Plan of Merger by and among Contango Oil & Gas Company and Crimson Exploration Inc.

Ladies and Gentlemen:

We have acted as counsel for Crimson Exploration Inc., a Delaware corporation (“Crimson”), in connection with the Merger, as defined in the Agreement and Plan of Merger dated as of April 29, 2013 (the “Merger Agreement”), by and among Contango Oil & Gas Company, a Delaware corporation (“Contango”), Contango Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Contango (“Merger Sub”), and Crimson. Pursuant to the Merger Agreement, Merger Sub shall be merged with and into Crimson, with Crimson surviving as a wholly-owned subsidiary of Contango. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

Pursuant to Section 7.3(c) of the Merger Agreement, you have requested that we render the opinion set forth below. In rendering our opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus and other information included as part of Registration Statement No. 33-189302 on Form S-4, as amended, filed by Contango with the Securities and Exchange Commission (the “Registration Statement”), (iii) the representation letters provided to us by representatives of Crimson and Contango, dated October 1, 2013, (the “Representation Letters”) delivered to us for purposes of this opinion and (iv) such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below (together with the Merger Agreement, Registration Statement and Representation Letters, the “Documents”).

For purposes of this opinion, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, (ii) that each of the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in each of the Documents are true and accurate at all relevant times including as of the Effective Date (without undertaking to verify such information, facts, statements, representations and covenants by independent investigation), (iv) that the respective parties to each of the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of each of the Documents, and (v) that none of the terms and conditions contained in any of the Documents have been or will be waived or modified in any respect.

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In addition, with respect to any representations in any of the Documents that are made “to the best knowledge of” or are similarly qualified, we have assumed that such representations are accurate, in each case, without such qualification. If any of our assumptions described above are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in any of the Documents, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, our opinion expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing and subject to the limitations and qualifications set forth herein, for U.S. Federal income tax purposes, we are of the opinion that, under current law, (i) the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) no gain or loss will be recognized by Crimson or the shareholders of Crimson to the extent that they receive Contango Common Stock in exchange for Crimson Common Stock pursuant to the Merger.

Our opinion is based on current provisions of the Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (both private and public) and case law, publicly available as of the date hereof. The authorities upon which our opinion is based are subject to change, and any such change could apply retroactively. In addition, our opinion is based on the assumption that any conclusion herein, if challenged and litigated, will be properly presented to the applicable court. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Furthermore, our opinion is not binding on the Internal Revenue Service or a court, and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if the correctness thereof were challenged in litigation. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger or (ii) the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of U.S. Federal taxation.

This opinion is rendered only to you, and is solely for your use in connection with the consummation of the Merger upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.

Very truly yours,

Vinson & Elkins LLP

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